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                                                             Exhibit 28(d)(1)(b)

July 30, 2010

Lincoln Investment Advisors Corporation
1300 South Clinton Street
Fort Wayne, Indiana 46802

RE: Advisory Fee Waiver Agreement - LVIP American Balanced Allocation Fund, LVIP American Growth Allocation Fund, and LVIP American Income Allocation Fund

Ladies and Gentlemen:

This letter agreement (the "Agreement") confirms the advisory fee waiver between the LVIP American Balanced Allocation Fund, LVIP American Growth Allocation Fund, and LVIP American Income Allocation Fund (collectively, the "Funds" and each a "Fund"), a series of Lincoln Variable Insurance Products Trust (the "Trust"), and Lincoln Investment Advisors Corporation (the "Adviser") with respect to the portfolio management of the Funds.

     1. Advisory Expense Waiver. The Adviser has agreed to waive a portion of the advisory fee payable to the Adviser under the Investment Management Agreement, dated as of April 30, 2007, as amended ("Investment Management Agreement"), between the Funds and the Adviser, as set forth in the attached Schedule A.
                                                ----------

     2. Term and Termination. This Agreement shall become effective on July 30, 2010 and shall continue for an initial term ending April 30, 2012. The Agreement shall renew automatically for one-year terms unless the Trust or the Adviser provides written notice of the termination of the Agreement at least 10 days prior to the end of the then current term.

     3. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended.

                                                     LVIP American Fund of Funds

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Please indicate your approval of this Agreement by signing and returning a copy of this letter to the Funds.


Very truly yours,

LVIP AMERICAN BALANCED ALLOCATION FUND,
LVIP AMERICAN GROWTH ALLOCATION FUND,
AND LVIP AMERICAN INCOME ALLOCATION FUND each a series of Lincoln Variable Insurance Products Trust


/s/  William P. Flory, Jr.
-------------------------------------------
Name: William P. Flory, Jr.
Title:  Second Vice President and Chief Accounting Officer


Agreed to:

LINCOLN INVESTMENT ADVISORS CORPORATION


/s/  Kevin J. Adamson
-------------------------------------------
Name: Kevin J. Adamson
Title: Second Vice President

                                                     LVIP American Fund of Funds

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                                   SCHEDULE A
                                   ----------

       FUND                 AVG. DAILY NET ASSETS OF THE FUND     WAIVER AMOUNT*
----------------------      ---------------------------------     --------------
LVIP American Balanced      All assets of the Fund                     0.05%
Allocation Fund
LVIP American Growth        All assets of the Fund                     0.05%
Allocation Fund
LVIP American Income        All assets of the Fund                     0.05%
Allocation Fund

*    These amounts are stated on an annual basis.

                                                     LVIP American Fund of Funds